Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1, as amended, of Qualis Innovations, Inc. (the “Company”) to be filed on or about May 3, 2022, of our report dated April 19, 2022, with respect to our audit of the Company’s consolidated financial statements as of December 31, 2021 and December 31, 2020 and for the years ended December 31, 2021 and December 31, 2020. Our report includes explanatory paragraphs about the existence of substantial doubt about the Company’s ability to continue as a going concern and restatement of previously issued financial statements.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Paris, Kreit & Chiu CPA LLP

Paris, Kreit & Chiu CPA LLP

(formerly Benjamin & Ko)

New York, NY

May 3, 2022